Exhibit 5.2

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161 www. lucbro.com

August 22, 2025

Bit Origin Ltd

160 Robinson Road

#12-02, #12-03 & #12-04

SBF Center

Singapore 068914

RE: Registration Statement on Form F-1

Ladies and Gentlemen:

We are acting as U.S counsel for Bit Origin Ltd, a Cayman Islands exempted Company with limited liability (the “Company”), in connection with the Registration Statement on Form F-1 (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, pertaining to the registration of up to 1,180,199,813 ordinary shares, par value $0.30 per share (the “ordinary shares”) consisting of: (a) 223,166,369 ordinary shares issuable pursuant to a Series A-1 Senior Secured Convertible Note issued by the Company (the “A-1 Note”) in the aggregate principal amount of $10,000,000; (b) 111,583,184 ordinary shares issuable pursuant to a Series B-1 Senior Secured Convertible Note issued by the Company (the “B-1 Note”) in the aggregate principal amount of $5,000,000; (c) 21,136,535 ordinary shares issuable pursuant to a Series C-1 Senior Secured Convertible Note issued by the Company (the “C-1 Note” and together with the A-1 Note and B-1 Note the “Convertible Notes”) in the aggregate principal amount of $1,338,506; (d) up to $400,000,000 worth of ordinary shares (or 784,313,725 ordinary shares based on the closing price of $0.51 per share as of August 15, 2025) (the “ELOC Shares”), that the Company may, in its sole discretion, elect to sell pursuant to the Equity Purchase Facility Agreement, dated July 13, 2025, by and between the Company and the investor named therein (the “Equity Purchase Facility Agreement”); (e) 20,000,000 ordinary shares (“SPA Shares”) issued pursuant to securities purchase agreements, dated August 6, 2025, by and between the Company and the investors named therein (the “Purchase Agreement”); and (f) 20,000,000 ordinary shares (“SPA Warrant Shares”) issuable upon exercise of warrants (“Warrants”) under the terms of the Purchase Agreement. All the ordinary shares being registered pursuant to the Convertible Notes are collectively called the “Convertible Note Shares”.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

In rendering these opinions, we have examined the Company’s Memorandum and Articles of Association, both as amended and restated and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. the issuance of the Convertible Notes have been duly authorized by all necessary corporate action of the Company and are binding obligations of the Company;

2. the Convertible Note Shares have been duly authorized by the Company and, when issued and delivered upon conversion of the Convertible Notes in accordance with the terms of the Convertible Notes, will be validly issued, fully paid and nonassessable;

3. upon their issuance to the selling stockholder named in the Registration Statement pursuant to the terms and conditions of the Equity Purchase Facility Agreement, the ELOC Shares will be validly issued, fully paid and non-assessable;

4. the SPA Shares are validly issued, fully paid and non-assessable; and

5. the SPA Warrant Shares have been duly authorized by the Company and, when issued and delivered by the Company upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein and that no opinion should be inferred as to any other matter. We are opining herein as to the laws of the State of New York as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations. This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. In rendering the foregoing opinions, we have relied, for matters involving Cayman law, solely on the opinion of Mourant Ozannes (Cayman) LLP, Cayman counsel to the Company.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Securities, pursuant to the registration requirements of the Securities Act.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP